3D Pioneer Signs Memorandum of Understanding with Chinese Manufacturer for Development of 3D Printer

3D Pioneer Systems, Inc. ("3D Pioneer" or "the Company") (OTCQB/OTCBB: DPSM) announced today that is has signed a non-binding memorandum of understanding ("MOU") with Magic Firm, a private technology manufacturing company based in Hangzhou, China,  with the goal being the collaboration on the development and initial production run of the Company's 3D printers and related accessory hardware.

Pursuant to the MOU, the parties desire to enter into a definitive agreement in which Magic Firm would help the 3D Pioneer to evaluate and develop the following:

The Wyatt:
•
"The Wyatt", is a personal 3D printer, anticipated to be available with one or two extruders, designed with attention to design and quality for the desktop computer. It will feature a heated glass build platform held in place with Neodymium magnets for easy removal. Carbon air filters, are anticipated to boast print speeds up to 250 mm/s internal lighting and video that will let the user monitor print jobs from a PC, tablet or smart phone, with a full color LCD touch screen running on our Appaloza Cloud Print Technology, currently in development, so that the user will no longer need to write files to SD cards and walk them to the users printer, or leave the users laptop tied to their printer until the print is complete.  The Appaloza HTML5 web enabled application is being designed to include placement, slicing and printing functionality. The software is being designed to be operated from the users printer touchscreen LCD screen or from the Company's website.

LINK TO VIDEO: https://www.youtube.com/watch?v=0LQ29Fcs_t0

The Whip:
•
The Whip is anticipated to be a web enabled external printer controller/monitor that is being designed to be compatible with just about any 3D printer on the current market at the time of release. The Whip will utilize our Appaloza Cloud Platform, currently in development, which will allow the user the ability to monitor their 3D printing, using the internet.

•	Key Features are anticipated to include:
o	Users having the ability to connect their printer to the internet via Wi-Fi;
o	Users having the ability to print wirelessly from anywhere in the world;
o	Users being able to monitor and control their print project from anywhere in the world
o	Users having real time video monitoring of print projects;
o	Users having the ability to visualize their object on screen before printing;
o	Users being able to share print progress in real time via video feed.

LINK TO VIDEO: https://www.youtube.com/watch?v=A2dozQqbcf8

3D Pioneer President, Alexander Tsingos commented "This relationship leverages Magic Firm's practical knowledge of 3D printer manufacturing and cost-effective assembly capabilities that can be carried out overseas with the objective of becoming the market leader in this rapidly growing sector and with this MOU we are in a good position to start our negotiations to achieve that goal"

About Magic Firm

Magic Firm is a private company located in Hangzhou China.  Magic Firm was founded in 2009, and is China's first 3D print service and is one of the leading manufacturers of consumer and commercial 3D printers. Magic Firm is committed to providing integrated and comprehensive solutions for the 3D printing industry. Magic Firm works with hardware, software developers to bring ideas to market. Learn more at magicfirm.com

About 3D Pioneer

3D Pioneer Systems is a diversified technology company focused on delivering true plug and play 3d printers and printer applications that are designed to simplify the creative process and be accessible to a broad audience of consumers around the world. The Company is also a marketer and developer of cutting edge mobile games and software applications that consumers can download on a variety of operating systems.

Cautionary Note Regarding Forward-Looking Statements

Except for the statements of historical fact contained herein, the information presented in this press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward–looking statements can be identified by words such as "anticipates," "intends," "Plans," "Seeks," "believes," "estimates," "expects," and other similar references to future events.  By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future.  Therefore, you should not place undue reliance on such forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially from our forecasted results. These risks and uncertainties include our ability to: attract end users; attract advertisers; our ability to successfully implement our current long-term growth strategy; as well as product demand, market competition, fluctuations in advertising payouts, delays in website & application development, technical issues beyond our control, reliance on the various platforms that we build applications on, and risks inherent in our operations. For a discussion of these risks and uncertainties, please review our filings with the SEC. Our public filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov.  The information provided is as of the date of this press release, and we expressly disclaim any duty to update information contained herein.

Contact:

3D Pioneer Systems Inc.
Tel: 855 598 4793
Email: ir@kingstonir.net